Exhibit 10.3

CONFIDENTIAL TREATMENT

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.  Such portions are marked “[*]” in this document; they have been filed separately with the Commission.

SPECTRUM MANAGER

LEASE AGREEMENT

     This Spectrum Manager Lease Agreement (“Lease Agreement”) is entered into as of this 31st day of October, 2007, between Globalstar Licensee LLC, a Delaware limited liability company and a wholly-owned subsidiary of Globalstar, Inc. with its principal place of business located at 461 South Milpitas Blvd., Building 5, Milpitas, CA 95035 (“Lessor”), and Open Range Communications, Inc., a Delaware corporation with its principal place of business located at 6465 South Greenwood Plaza Blvd., Suite 820 Centennial, CO 80111 (“Lessee”) (collectively the “Parties” or, individually, a “Party”).

W I T N E S S E T H

     WHEREAS, Lessor holds the licenses issued by the Federal Communications Commission (“FCC”) identified on Part 1 of Exhibit A hereto (each an “FCC License” and collectively the “FCC Licenses”); and

     WHEREAS, Lessor and Lessee desire to enter into this Lease Agreement in order: (i) to grant Lessee the right to use up to 20 MHz of spectrum covered by the FCC Licenses that is authorized today or in the future for Ancillary Terrestrial Component (“ATC”) service, as more specifically set forth on Part 2 of Exhibit A hereto (collectively, the “GSAT Spectrum”) to provide the ORC Services (as defined below) in certain named geographic markets within the United States, as set forth herein (collectively, the “Leased Territories”); (ii) to establish the terms under which Lessee may construct and operate terrestrial wireless facilities in the Leased Territories utilizing the GSAT Spectrum (the “System”); and (iii) to memorialize the respective rights and responsibilities of Lessor and Lessee with respect to the operations of the System consistent with the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC (collectively, the “Communications Laws”) and the terms and conditions set forth herein;

     NOW THEREFORE, in consideration of the mutual promises contained herein, the Parties hereby agree as follows:

1.                                    Agreement to Lease.

(a)                                  Spectrum Usage Rights. Subject to the terms and conditions set forth herein (including, without limitation, the condition precedent of FCC approval as set forth in Section 9 below), Lessor hereby grants to Lessee the right to use the GSAT Spectrum (the “Leased Spectrum”), beginning on the Lease Commencement Date (as defined below) and until the expiration or termination of this Lease Agreement (the “Spectrum Usage Rights”) to provide the ORC Services within the geographic boundaries set forth on Exhibit B hereto (the “Initial Markets”), and within the Deferred Pop Markets (as defined below) and all other geographic boundaries that are granted to Lessee pursuant to the Options (as defined below) when such grants are effective hereunder.  The Parties acknowledge that the Initial Markets include 6,000,000 Pops, with “Pops” being defined as the population of a “Place,” as used for the reporting of decennial census data, including census designated places, consolidated cities and incorporated places, based on 2000 Census Data and extrapolated to 2006 using county growth rate demographic information as provided by Claritas and included in Exhibit C hereto.  At any time prior to the beginning of its build-out in a particular Initial Market, Lessee may with prior notice to Lessor substitute, in place of such Initial Market, one or more alternative geographic markets within the United States and outside the [*] containing an equivalent number of Pops to the Initial Market so replaced (“Substituted Markets”), and upon such notice Exhibit B shall be deemed amended to replace such Initial Market with the Substituted Markets; provided, however, that in no case will the Initial Markets include in excess of [*] Pops.

(b)                                Permitted Use. Lessee may use the Leased Spectrum to offer wireless broadband internet access services utilizing data rates of [*] Mbps downlink and [*] Kbps uplink over the System (the “ORC Services”), but only if and to the extent that such use and ORC Services (i) comply with all terms and conditions of the FCC Licenses and the Communications Laws, as currently in effect or as they may be modified in the future, including without limitation those Communications Laws related to ATC service, and (ii) do not interfere with the full operation of the mobile satellite service (“MSS”) system operated by Lessor and its affiliates (including all gateway earth stations, mobile earth stations, and other facilities and equipment related thereto), their full use of the FCC Licenses outside the Leased Spectrum (subject to Section 10(g) hereof), and their provision of communications services outside the Leased Territories, and so long as the System and Lessee’s customer premises equipment is capable of communicating with such MSS system in accordance with Lessor’s technical specifications.

(c)                                Scope of Spectrum Usage Rights. Subject at all times to the review, supervision and ultimate control of Lessor, the Spectrum Usage Rights granted hereunder convey to Lessee the right and obligation to use the Leased Spectrum to purchase, construct and operate the System to provide the ORC Services within the Leased Territories. The Spectrum Usage Rights granted to Lessee include, among other things, the right and obligation to the extent consistent with the Communications Laws:

(i)                                   design and construct the System, including determining the number and location of radio facilities to be constructed;

(ii)                                identify, obtain and maintain, in its own name, full legal right to all real property necessary to deploy the System;

(iii)                             obtain and maintain, in its own name, appropriate zoning approval for the System;

(iv)                            purchase, in its own name, all equipment as may be necessary or appropriate for the construction and testing of the System;

(v)                               provide administrative, legal, accounting, billing, credit, collection, insurance, purchasing, clerical and such other general services as may be necessary or appropriate for the construction, testing, maintenance and operation of the System;

(vi)                            provide operational, engineering, maintenance, repair and such other technical services as may be necessary for the construction, testing, maintenance and operation of the System;

(vii)                         control access to and from the System facilities; provided, however, that in no event shall Lessor be restricted from unfettered access to the System facilities in accordance with Section 5(b) below;

(viii)                      conduct and manage the affairs of the System, including the making of all ordinary business decisions in furtherance of the day-to-day operation of the System;

(ix)                              determine and carry out all policy decisions relating to the facilities of the System, subject to such oversight by Lessor as is reasonably necessary to ensure compliance with the Communications Laws;

(x)                                 hire, supervise, and dismiss all personnel employed in the operation of the System (other than employees hired by Lessor for the purpose of carrying out Lessor’s duties with respect to the FCC Licenses and the Leased Spectrum);

(xi)                              undertake all financial obligations, including payment of expenses arising out of the operation of the System, and securing all financing for the construction and operation of the System;

(xii)                           receive all monies and profits from the operation of the System, subject to Lessee’s payment obligations under this Lease Agreement;

(xiii)                        make determinations as to the scope, marketing, and other terms and conditions of the ORC Services to be provided to Lessee’s customers on the System; and

(xiv)                       take all other actions that Lessee deems necessary or desirable to construct, test, maintain, and operate the System or otherwise carry out any of the foregoing items.

(d)                                Non-Interference. Except as permitted by Sections 1(c)(vii) and 3(a), and so long as Lessee performs its obligations hereunder, Lessor will not interfere with or disturb Lessee’s rights under this Lease Agreement, including, without limitation, its rights to exclusive possession, use and quiet enjoyment of the Spectrum Usage Rights, to the extent permitted under the Communications Laws.

2.                                    Obligations of Lessee.

(a)                                General Obligations. Subject to the review, supervision and ultimate control of Lessor, Lessee shall:

(i)                                   cooperate with and aid Lessor with whatever actions Lessor is required to take, if any, in order to make any required notifications, or to obtain the approvals or consents of any governmental body necessary for the Lessee to construct and operate the System;

(ii)                                operate the System consistent with the Communications Laws or any other applicable Federal, State or local law, including but not limited to, all Federal Aviation Administration (“FAA”) and FCC Tower Registration filing requirements for all structures under FCC Rule Part 17; NEPA regulations (FCC Rule Part 1.1307-11); this Lease Agreement; and the terms and conditions of the FCC Licenses (including, but not limited to, eligibility, basic and character qualifications requirements, foreign ownership and use restrictions, and technical requirements);

(iii)                             satisfy all of the requirements that may be imposed on Lessee under the Communications Laws, including, but not limited to, Section 1.9020 and any similar sections of the FCC’s Rules governing spectrum manager leasing arrangements;

(iv)                            expressly satisfy the FCC’s E-911 requirements set forth in 47 C.F.R. Part 9 to the extent that they are applicable to the Lessee’s provision of ORC Services on the Leased Spectrum, as though Lessee were solely responsible for such compliance; and

(v)                               take whatever actions are reasonably necessary to resolve any interference-related matters arising from operation of any system it may construct and operate on the Leased Spectrum, including any conflicts between Lessee and any other licensed spectrum user.

(b)                                Equipment. Lessee shall install and maintain all equipment, including but not limited to, towers, transmission lines, antennas, microwave facilities, transmitters and related equipment that is necessary for the operation of the System consistent with the FCC Licenses and the Spectrum Usage Rights (“System Equipment”). Lessee may pledge the System Equipment as security or otherwise create encumbrances on the System Equipment as Lessee deems appropriate. Upon the termination of this Lease Agreement, Lessee shall promptly cease operating the System Equipment on the Leased Spectrum.

(c)                                FCC Compliance.  At all times during the term of this Lease Agreement, Lessor shall retain the primary responsibility for ensuring that the FCC Licenses and the Leased Spectrum are utilized in full compliance with the Communications Laws, including, but not limited to, the responsibility for all interactions with the FCC related to the FCC Licenses and the Leased Spectrum. Lessee acknowledges that Lessee will remain independently responsible to Lessor and, to the extent required under the Communications Laws, to the FCC for complying with the foregoing, and agrees that Lessee will not construct or operate any facility utilizing the Leased Spectrum in a manner inconsistent with, contrary to, or in violation of, the Communications Laws. Lessee will use commercially reasonable efforts to cooperate with Lessor in meeting Lessor’s FCC compliance obligations with respect to the Leased Spectrum.

(d)                                Notification of Violations or Material Changes; Cooperation. Lessee shall promptly notify Lessor of any occurrence of any contractual dispute, violation, litigation, investigation, proceeding or inquiry that may arise generally or between Lessee and any person, entity, or governmental body which, if adversely determined, could reasonably be expected to have a materially adverse impact on the FCC Licenses or Lessee’s Spectrum Usage Rights. If the FCC or any other governmental body initiates an investigation or inquiry concerning Lessor or Lessee in connection with this Lease Agreement or Lessee’s performance of any of its obligations hereunder, Lessee shall cooperate with Lessor, the FCC, or other governmental body in an effort to resolve such investigation or inquiry; provided, however, that this sentence shall not require Lessee to waive any legal rights or privileges with respect to such investigation or inquiry.

3.                                    Obligations of Lessor.

(a)                                Oversight of Lessee’s Operations on the Leased Spectrum. Throughout the term of this Lease Agreement, Lessor will have the unconditional right to take all actions necessary or desirable to ensure that Lessee’s exercise of its Spectrum Usage Rights in the Leased Spectrum and its operation of the System comply with the Communications Laws, this Lease Agreement, and the terms and conditions of the FCC Licenses (including, but not limited to, conformity with applicable license eligibility, basic qualifications, character qualifications and technical requirements, and use and foreign ownership restrictions). As such, and without limitation, throughout the term of this Lease Agreement, Lessor retains the unconditional right to do any of the following:

(i)                                   monitor and oversee Lessee’s use of the Spectrum Usage Rights, as necessary, to ensure that Lessee operates the System in conformance with technical and use rules applicable to the FCC Licenses;

(ii)                                take all actions that are reasonably necessary to ensure that Lessee’s operation of the System complies with the Communications Laws intended to prevent harmful interference to any other licensed spectrum user;

(iii)                             take whatever actions are reasonably necessary to resolve any interference-related matters arising from operation of the System, including any conflicts between Lessee and any other licensed spectrum user;

(iv)                            make determinations as to whether particular circumstances give rise to the requirement of filing an application or notification with the FCC or any other governmental authority, and if such, with Lessee’s cooperation, make such filing or notification; and

(v)                               communicate with the FCC on matters related to the FCC Licenses.

(b)                                Maintenance of the FCC Licenses.  Lessor will take all actions within its control to maintain the FCC Licenses and Leasee’s rights hereunder to use the Leased Spectrum in full force and effect. Lessor shall secure and maintain all required FCC authorizations, including but not limited to a blanket license or other appropriate authorization, for all MSS ATC customer premises equipment, terminals, and other communications devices used by Open Range customers (the “Blanket License”).  The Blanket License shall be considered to be one of the FCC Licenses for the purposes of this Lease Agreement.

(c)                                FCC Interactions. Lessor will be the sole interface with the FCC on all matters directly relating to the FCC Licenses or the Spectrum Usage Rights granted under this Lease Agreement; provided, however, that nothing contained herein shall restrict Lessee from communicating with the FCC (i) on policy matters not solely relating to Lessee’s use of the Leased Spectrum or on matters imposed under the Communications Laws on Lessee as a result of its provision of services to its customers on the System, or (ii) subject to the requirements of Section 2(d) above, on inquiries specifically directed to Lessee (rather than Lessor or the System) by the FCC, so long as Lessee provides prompt prior notice of such communicating to Lessor. Upon reasonable advance request, Lessor may request Lessee to attend any meetings with the FCC which involve or relate to Lessee’s use of the Leased Spectrum.

(d)                                Notifications of Violations or Material Changes; Cooperation. Lessor will notify Lessee promptly of the occurrence of any event or the initiation of any litigation, investigation, proceeding or inquiry by the FCC or any governmental body that could reasonably be expected to have a material impact or result in a material change to the ownership or operation of the FCC Licenses or Lessee’s Spectrum Usage Rights under this Lease Agreement. If the FCC or any other governmental body initiates an investigation or inquiry concerning Lessor or Lessee in connection with this Lease Agreement or Lessor’s performance of any of its obligations hereunder, Lessor shall cooperate with Lessee, the FCC, or other governmental body in an effort to resolve such investigation or inquiry; provided, however, that this sentence shall not require

Lessor to waive any legal rights or privileges with respect to such investigation or inquiry.

4.                                    Control of FCC License and Leased Spectrum.

 Notwithstanding any other provision, and at all times during the term of this Lease Agreement, Lessor shall retain de jure and de facto control of the Leased Spectrum as required under the Communications Laws. This Lease Agreement (i) does not and will not vest in Lessee, or constitute, create or have the effect of constituting or creating, direct or indirect de facto or de jure control over Lessor or the Leased Spectrum, which ownership or control will remain exclusively and at all times in Lessor and its affiliates, and (ii) does not and will not constitute the transfer, assignment, or disposition in any manner, voluntary or involuntary, directly or indirectly, of the Leased Spectrum or the transfer of control of Lessor within the meaning of Section 310(d) of the Communications Act. Lessee will not take any action inconsistent with or contrary to the Lessor’s de jure and de facto control, as those terms are construed by the FCC, over the Leased Spectrum. Lessee will not hold itself out to the public as the owner of the FCC Licenses or the Leased Spectrum.

5.                                    Coordination; Oversight; Reports.

(a)                                Coordination. Lessee and Lessor will meet periodically, at such times as Lessor reasonably requests by notice to Lessee, to enable Lessor to ensure that Lessee’s activities using the Leased Spectrum and the operation of the System comply with the Communications Laws. At these meetings, the Parties will discuss matters reasonably related to Lessee’s construction and operation of the System to the extent required to ensure compliance with the Communications Laws. Lessee will keep or cause to be kept complete books and records with respect to construction and operation of the System, showing (i) technical and operational information related to the System, and (ii) other records reasonably necessary, convenient or incidental to construction, maintenance or operation of the System. Upon Lessor’s request, Lessee will provide Lessor with reasonable access to such books and records.

(b)                                Right of Access. Lessor may, upon at least twenty-four (24) hours advance notice, inspect any facility comprising the System during normal business hours and take any action it deems reasonably necessary to fulfill its obligations under this Lease Agreement or the Communications Laws. Lessee may require that an escort selected by Lessee accompany Lessor on any on-site visit to Lessee’s facilities. Notwithstanding the foregoing, Lessor may access any facility that is part of the System upon such shorter advance notice as is possible under the circumstances in the event of an emergency at such facility involving Lessee’s use of the Leased Spectrum, including but not limited to any instance of objectionable interference to any other user of the Leased Spectrum which is authorized to use the Leased Spectrum to provide services outside the Leased Territories. Lessor will notify Lessee as soon as practicable of Lessor’s access during such emergency.

(c)                                Reporting. Upon Lessor’s request, Lessee shall provide information updating Lessor about Lessee’s activities with respect to the Leased Spectrum, including information regarding (i) technical and operational details about Lessee’s transmission facilities; and (ii) any safety, interference or compliance related problems which have arisen as a result of Lessee’s operation of the System or use of the Leased Spectrum. Upon Lessor’s request, Lessee shall confirm in writing that, to the best of Lessee’s knowledge, (i) Lessee is not aware of any interference related problems on the System; (ii) Lessee is not aware of any RF safety related problems with respect to its operations on the System; (iii) Lessee remains qualified to be a lessee of the Leased Spectrum; and (iv) Lessee’s operations on the System comply with the provisions of this Lease Agreement and the Communications Laws.

6.                                    Applications/Notifications.

(a)                                Initial Lease Agreement Application. Within ten (10) business days following the date of execution of this Lease Agreement, to the extent required by the Communications Laws, Lessor will prepare and file with the FCC such documents as are required by the Communications Laws (which may include a summary of this Lease Agreement) (the “Lease Filing”) requesting the FCC’s approval of this Lease Agreement and the lease of the Leased Spectrum provided for herein.   As soon as practicable following the publishing of a Notice of Proposed Rulemaking which, if formally adopted as an FCC rule, would allow Lessor’s use of GSAT Spectrum for ATC service and that, together with applicable rules and policies, would not be reasonably expected to impair the ability of Lessee to use Lessor’s ATC spectrum as contemplated herein, Lessor will prepare and file with the FCC the documents necessary to request any waivers of the Communications Laws necessary to permit the lease of Leased Spectrum and any other waivers or filings necessary to effectuate fully the intent of this Lease Agreement (the “Waiver Filings” and, collectively with the Lease Filing, the “FCC Filing”).  Lessor will develop a list of the Waiver Filings that it currently believes are necessary  and will deliver such list to Lessee within ten (10) business days following the date of execution of this Lease Agreement.  Lessor will work to identify as promptly as practicable any additional Waiver Filings that may be necessary or appropriate.  Each Party (i) will fully cooperate with the other, and do all things reasonably necessary to timely submit the FCC Filing to the FCC, (ii) will promptly file or provide the other Party with all other information which is required to be provided to the FCC in furtherance of the transactions contemplated hereby; and (iii) will use reasonable commercial efforts to obtain the approvals and/or waivers from the FCC necessary to give effect to this Lease Agreement.   In addition, the Parties will fully cooperate with each other and use commercially reasonable efforts to seek waivers and/or approvals from the FCC as necessary to permit Lessee to use “TDD” transmission in connection with its provision of ORC Services.

(b)                                Facility Filings. If Lessee desires to construct any new System facility, or to modify any existing System facility, and such construction or modification would require an application, notification, or other filing with the FCC, another governmental body or a non-governmental third party (a “Facility Filing”), then Lessee will notify Lessor of such requirement, and Lessor will have the final authority to determine whether a Facility Filing is necessary. Lessor may independently determine that a Facility Filing is required as to any facility of which Lessor, in exercising its oversight hereunder, becomes aware. Such determination by either Party shall include whether the proposed new facility or proposed modification to an existing facility will require (i) frequency coordination; (ii) submission of an environmental assessment; (iii) international or Interdepartment Radio Advisory Committee (IRAC) coordination; (iv) radio quiet zone reporting; (v) notification to the FAA, or (vi) any waivers of the Communications Laws. If a Facility Filing is necessary, Lessee shall promptly prepare and provide to Lessor all necessary application forms, exhibits, filing fees and other materials necessary for Lessor to make such submission in its own name. Lessor shall make such filings. If Lessor believes that such filing is incomplete, then Lessor may instead return such filing to Lessee with a reasonable explanation of those matters that require further preparation and Lessee shall promptly revise such filing to the reasonable satisfaction of Lessor.

(c)                                Compliance Applications. Lessor will make all ongoing compliance filings and reports required by the FCC or any other governmental body as a result of its ownership of the FCC Licenses, subject to Lessee’s compliance with its obligations under this Lease Agreement (including without limitation the following sentence). Lessee shall timely notify Lessor if Lessee believes that a compliance filing is required or if it has taken or proposes to take any action which could result in Lessor having to make a compliance filing. Upon such notification, Lessor shall have the exclusive right to decide whether any such compliance filing is required and, if required, the substance of such filing.

7.                                    Term.

(a)                                Initial Term.  The grant of Spectrum Usage Rights pursuant to Section 1 of this Lease Agreement with respect to the Initial Markets will become effective on the first day (the “Lease Commencement Date”) after all of the conditions set forth in Section 9 have been satisfied or waived, and the grant of Spectrum Usage Rights for the Deferred Pop Markets and Option Markets shall become effective as set forth in Section 10 hereof. The term of this Lease Agreement will continue in full force and effect, unless earlier terminated in accordance with the provisions set forth herein, for the duration of Lessor’s FCC Licenses, including any renewals thereof, or for 30 years from the Lease Commencement Date, whichever is shorter, subject at all times to compliance with the Communications Laws, provided that, should the duration of Lessor’s FCC Licenses be less than thirty (30) years then Lessor agrees to renew this Lease Agreement under the same terms and conditions for such additional period or periods which taken together will equal thirty (30) years from the Commencement date  (the “Initial Term”).

(b)                                Renewal.  If Lessee is in compliance with the terms of this Lease Agreement at such time, Lessee may elect to extend the term of this Lease Agreement for an additional ten years following the end of the Initial Term (the “Renewal Term”) by delivering written notice of its intent to exercise its option to renew to Lessor not less than 36 months prior to the expiration of the Initial Term.  Payment terms for the

Renewal Term shall be as set forth in Section 8 and Exhibit D hereof (except with respect to the Option Markets, the payment terms for which are covered by Section 10(b)(ii)).

(c)                                Additional Lease Extension.  Beginning 37 months prior to the end of the Renewal Term, if the Lease is renewed pursuant to Section 7(b) above, the Parties will negotiate in good faith in an attempt to agree on a further extension of the term of this Lease Agreement.  If the Parties have not agreed on such an extension on or before the 15th month prior to the end of the Renewal Term, then either Party shall be entitled to require that the unresolved terms in the lease extension be submitted to a panel of three independent industry experts for determination of commercially reasonable terms based on market comparables (“Determination”) in accordance with the following process.  The Party desiring such Determination shall give written notice to that effect to the other Party, specifying in such notice the name, address and professional qualifications of its appointed expert.  Within 15 days after receipt of such notice, the other Party shall give written notice to the Party desiring such Determination, specifying the name, address and professional qualifications of its appointed expert.  The two appointed experts shall within 15 days thereafter appoint a third expert by mutual consent.  All experts appointed hereunder shall have professional qualifications and experience appropriate to address that matters at issue, and shall be in all respects impartial and disinterested.  The panel of experts shall prepare and deliver a written decision fixing the unresolved terms for the lease extension within 30 days following the appointment of the final expert.  Such written decision shall be final and binding on the Parties.  Any lease extension determined pursuant to a Determination under this Section 7(c) shall be for a [*]-year term and shall be on the same general terms and conditions (other than pricing) as are set forth in this Lease Agreement.

8.                                    Payments.

(a)                                Ongoing Lease Agreement Payments for Initial Markets and Deferred Pop Markets. Beginning on the Lease Commencement Date and continuing on the same day of each month thereafter until the expiration or termination of the term of this Lease Agreement, Lessee will pay to Lessor monthly lease payments as follows:

(i)                                   Fixed monthly payments (“Fixed Lease Payments”) and down payments (“Down Payments”) as set forth on Exhibit D hereto.  The Fixed Lease Payments for the Initial Markets shall begin, and the Down Payment for the Initial Markets shall be payable, on the Lease Commencement Date.  The Fixed Lease Payments for the Deferred Pop Markets shall begin, and the Down Payment for the Deferred Pop Markets shall be payable, on the earlier of (A) the date on which Lessee begins offering any ORC Services in such market pursuant to Section 10(a) hereof and (b) the first day of the [*] month following the Lease Commencement Date.  If Lessee is not able to use a portion of the GSAT Spectrum due to a regulatory restriction imposed by the FCC, the Down Payment and all Fixed Lease Payments shall be adjusted so that they apply proportionately based on the portion (determined by number of MHz) of GSAT Spectrum actually available for use by Lessee, as more specifically set forth on Exhibit D hereto.

(ii)                                Variable monthly payments (“Variable Lease Payments”) equal to $[*] per subscriber per month on the System.  A “subscriber” is defined as a unit of customer premises equipment, or a group of units of customer premises equipment employed by the same user that share a single wireless access card or specific customer identifier and no two of which may be used simultaneously.  Within five days following each month-end during the term of this Lease Agreement, Lessee shall deliver to Lessor a written certification of the number of subscribers on the System during such month.  The Variable Lease Payments shall increase [*]% on the first day of the 25th month following the Lease Commencement Date (the “Escalation Date”), and the Variable Lease Payments then in effect shall increase [*]% on each anniversary of the Escalation Date thereafter, all as set forth on Exhibit D.

(iii)                             For avoidance of doubt, this subsection (a) shall not be applicable to any Leased Spectrum leased pursuant to the Options as described in Section 10(b) hereof.

(b)                                            Regulatory Fees. Lessee shall pay its own FCC regulatory fees, if any, accruing by reason of Lessee’s operation of the system on the Leased Spectrum.

(c)                                            Sales and Use Taxes. Lessee shall bill, collect, report, and remit any and all sales or use taxes directly related to Lessee’s use of the Leased Spectrum and the services provided thereon in all jurisdictions where such taxes apply.

(d)                                            Inspection Rights.  Lessor and its affiliates, agents, accountants and other advisors may inspect Lessee’s books and records from time to time, upon reasonable notice and in a manner not to unreasonably interfere with Lessee’s business operations, in order for Lessor to confirm Lessee’s compliance with its obligations under this Lease Agreement.  Such inspection shall be at Lessor’s expense, unless such inspection reveals a material underpayment by Lessee, in which case Lessee shall reimburse Lessor for its costs and expenses associated with such inspection.  In addition, upon Lessor’s request Lessee will provide evidence of payment of regulatory fees and sales and use taxes as required by subsections (b) and (c) above.

9.                                    Conditions to Lease Commencement Date.  The grant of Spectrum Usage Rights pursuant to Section 1 of this Lease Agreement and the obligations under Section 8 hereof shall be subject to the satisfaction of the following conditions:

(a)                                Lessor shall have obtained approval from the FCC to provide Ancillary Terrestrial Services using at least [*] MHz in S-band spectrum of the GSAT Spectrum.

(b)                                The FCC shall have approved this Lease Agreement and granted any other approvals and waivers necessary, in each Party’s reasonable determination, to give effect to this Lease Agreement and the transactions contemplated hereby.

(c)                                No order of any governmental authority preventing or adversely affecting the consummation of the transactions contemplated by this Lease Agreement shall be in effect, and no applicable law, rule or regulation (including, without limitation, the Communications Laws) prohibiting or adversely affecting the consummation of the transactions contemplated by this Lease Agreement shall be in effect, and there shall not have been  instituted (or if instituted, shall not have been withdrawn or terminated) by or before any governmental authority any action, claim, hearing, investigation or other proceeding seeking to enjoin, prohibit or adversely affect the consummation of the transactions contemplated by this Lease Agreement.

(d)                                Lessee shall have obtained debt and equity financing in excess of $[*], which financing shall be available to be drawn upon by Lessee to construct the System and carry out Lessee’s obligations under this Lease Agreement, and Lessee shall have provided to Lessor evidence of such financing to Lessor’s reasonable satisfaction.

(e)                                Each of Lessee’s representations and warranties set forth in this Lease Agreement shall be true and complete in all material respects at and as of the Lease Commencement Date with the same effect as though such representations and warranties had been made or given at and as of the Lease Commencement Date, and Lessee shall have performed and complied in all material respects with all of its covenants and obligations under this Lease Agreement to be performed or complied with by such party on or prior to the Lease Commencement Date, and Lessee shall have delivered to Lessor a certificate executed by a senior officer of Lessee certifying as to Lessee’s compliance with the foregoing.

(f)                                  Each of Lessor’s representations and warranties set forth in this Lease Agreement shall be true and complete in all material respects at and as of the Lease Commencement Date with the same effect as though such representations and warranties had been made or given at and as of the Lease Commencement Date, and Lessor shall have performed and complied in all material respects with all of its covenants and obligations under this Lease Agreement to be performed or complied with by such party on or prior to the Lease Commencement Date, and Lessor shall have delivered to Lessee a certificate executed by a senior officer of Lessor certifying as to Lessor’s compliance with the foregoing.

(g)                               [*]

The condition set forth in subsections (d) and (e) above may be waived by Lessor, and subsection (f) above may be waived by Lessee.

10.                             Other Agreements.

(a)                                Deferred Pop Markets.

(i)                                   Subject to the limitations below, Lessee shall select additional geographic markets within the United States that include a total of [*]

Pops (the “Deferred Pop Markets”) within which the Spectrum Usage Rights will be granted hereunder at a time or times of Lessee’s choosing (as evidenced by written notice to Lessor) on or after the Lease Commencement Date and prior to or during the [*] month following the Lease Commencement Date.  The term of the grant of Spectrum Usage Rights hereunder for the Deferred Pop Markets shall run from the date of such grant until the end of the Initial Term, and the renewal provisions of Section 7(b) and the Additional Lease Extension provision of Section 7(c) shall apply to the Deferred Pop Markets as well as the Initial Markets.

(ii)                                Lessee will use its reasonable best efforts to identify in writing the Deferred Pop Markets to Lessor within one year of the Lease Commencement Date.  Once the Deferred Pop Markets have been so identified in writing by Lessee to Lessor, Lessor may not lease, or enter into any discussions regarding the lease of, the use of any GSAT Spectrum within such Deferred Pop Markets to any person or entity other than Lessee during the term of this Lease Agreement, provided that Lessee complies in a timely fashion with its obligations set forth in Section 10(a)(i) above.

(iii)                             Notwithstanding anything to the contrary herein, except with respect to the nine markets designated with an asterisk on Exhibit E hereto, no Deferred Pop Market may fall within the Cellular Market Areas set forth on Exhibit E hereto [*], and no market within the [*] shall be included as a Deferred Pop Market, unless Lessor consents in writing to the inclusion of such market (which consent Lessor may withhold in its sole discretion), and the Parties reach agreement on pricing therefor. Lessor will respond within ten business days of receipt to any Lessee request to include a [*] market in the Deferred Pop Markets.  “Cellular Market Area” as used herein has the meaning commonly used by the FCC and in the mobile wireless industry.

(iv)                            Lessor and Lessee will work together to prepare and file any necessary applications or notifications to the FCC that may be required in connection with the extension of the Spectrum Usage Rights to any Deferred Pop Markets.  The Initial Markets together with the Deferred Pop Markets are collectively referred to as the “Lessee Markets.”

(v)                               For avoidance of doubt, the fact that a market has been identified by Lessee as a Deferred Pop Market will not, by itself, cause Lessee to be liable for payment for the Pops within such market under this Lease Agreement.  The payment obligations for such Deferred Pop Market under Section 8 and Exhibit D hereof will begin on the earlier of i) the beginning of the [*] month following the Lease Commencement Date and ii) the date on which Lessee begins offering any ORC Services in such market.  If Lessee has not identified in writing to Lessor the Deferred Pop Markets in accordance with this Section by the end of the [*] month following the Lease Commencement Date, Lessee shall be liable for payment for all [*] Deferred Pops under this Lease Agreement, whether or not it is providing service in any Deferred Pop Markets at such time.  Once payment obligations begin for the Deferred

Pop Markets, all other terms of this Lease Agreement (except as specifically otherwise noted herein) shall apply to the Deferred Pop Markets.

(b)                                Options and Rights of First Refusal on Additional Pops.

(i)                                   Lessee will have three successive options (the “Options”) to lease GSAT Spectrum to provide ORC Services outside the Lessee Markets, subject to the limitations herein, in geographic markets within the United States including up to a maximum of [*] Pops (the “Option Markets”).  The first Option will be for markets including [*] Pops.  The second option will be for markets including [*] Pops.  The third Option will be for markets including [*] Pops.  Each Option shall be exercisable beginning on the Lease Commencement Date.  Lessee may exercise the first Option prior to the third anniversary of the Lease Commencement Date, may exercise the second Option prior to the fourth anniversary of the Lease Commencement Date, and may exercise the third Option prior to the fifth anniversary of the Lease Commencement Date. Each Option must be exercised by Lessee delivering to Lessor written notice of its exercise of such Option (including the specific geographic markets Lessee intends such Option to apply to) within the applicable exercise period.  Options may be exercised partially over time, subject to the limitations set forth herein.  If any Option exercise period expires without Lessee fully exercising the applicable Option, then all remaining unexercised Options shall terminate, unless Lessor elects otherwise by written notice to Lessee.  The term of the grant of Spectrum Usage Rights hereunder for any Option Market shall run from the date of Lessee’s exercise of the applicable Option until the end of the Initial Term, and the renewal provisions of Section 7(b) and the Additional Lease Extension provision of Section 7(c) shall apply to the Option Markets as well as the Initial Markets and the Deferred Pop Markets.

(ii)                                Unless otherwise agreed by Lessee and Lessor with respect to any Option Market, Lessee will pay to Lessor for such Option Market, beginning on the date the Option is exercised and on the first day of each month thereafter until the expiration or termination of this Lease Agreement, a monthly lease payment (“Option Lease Payments”) based upon a net present value, determined assuming a [*]% per annum discount rate and a zero future value (“NPV”), assuming a 30-year lease term, of the product of (A) $[*] multiplied by (B) the number of MHz of Leased Spectrum (which, for avoidance of doubt, shall be all of the GSAT Spectrum in such Option Market) multiplied by (C) the Pops included in such Option Market.  Lessee shall also be responsible for all payments and obligations under Sections 8(b), 8(c) and 8(d) with respect to the Option Markets.  The Parties acknowledge that they will remain flexible on the payment timing and structure that effectuates the pricing described in the previous sentence, in order to accommodate the needs of third parties to which Lessee may choose to sublease Option Markets under an affiliate program.  Notwithstanding anything to the contrary herein, except with respect to the nine markets designated with an asterisk on Exhibit E hereto, the Options shall not apply to markets within the [*], and no market within the [*] may be included as an Option Market unless Lessor consents thereto in writing (which consent Lessor may withhold in its sole discretion) and the Parties reach agreement on pricing therefor.  Other than with respect to pricing, which is addressed by this subsection (ii), once any Option is exercised for any Option Market, all terms of this Lease Agreement (except as specifically otherwise noted herein) shall apply to such Option Market.

(iii)                             For the period beginning on the Lease Commencement Date and ending on the earlier of (A) the date on which the final Option is exercised and (B) the expiration of any Option pursuant to subsection (i) above prior to it being exercised in full by Lessee (the “Pops ROFR Period”), Lessee shall have the following right of first refusal to lease GSAT Spectrum in geographic markets outside the [*] that include up to [*] Pops in the aggregate (the “Pops ROFR”).  The Pops ROFR shall operate as follows and shall be subject to the following limitations.  If Lessor receives a bona fide offer to lease GSAT Spectrum (an “Offer”) in any geographic market or markets outside the [*], it shall notify Lessee of the markets covered by the Offer that are outside the [*] (the “ROFR Markets”) within 10 business days of receipt of such offer.  If Lessee wishes to exercise the Pops ROFR with respect to the ROFR Markets, it must so notify Lessor in writing within 30 days of the date of Lessor’s delivery of notice of the Offer.  If Lessee does not notify Lessor within the 30-day period, Lessor may lease the GSAT Spectrum that was subject to the Offer to a third party on terms no less favorable to Lessor than the terms of the Offer.  If Lessee exercises the Pops ROFR with respect to the ROFR Markets, each such ROFR Market immediately shall be deemed to be either a Deferred Pop Market or an Option Market pursuant to this Lease Agreement (as determined by Lessee at the time of exercise), but only if the Pops within the ROFR Market together with all other geographic markets in which Lessee has Spectrum Usage Rights at such time or which Lessee has previously identified to Lessor pursuant to Section 10(a)(ii) (collectively, “Covered Markets”) are equal to or less than [*]; otherwise to the extent that the Pops within the ROFR Market together with the Pops within all Covered Markets at such time are greater than [*], the portion of the ROFR Market exceeding [*] Pops shall be immediately deemed to be an Option Market pursuant to this Lease Agreement.  Notwithstanding the foregoing, however, payment obligations under this Lease Agreement shall begin immediately for any Option Markets acquired pursuant to the Pops ROFR, and to the extent that a ROFR Market is deemed to be an Option Market, Lessee shall deliver to Lessor, within 90 days of its exercise of the Pops ROFR, a down payment of [*]% of the total lease payments applicable to such market (such total lease payments to be calculated consistent with the NPV set forth in subsection (ii) above).  The Pops ROFR will expire on a pro rata Pop basis consistent with the selection of the Deferred Pop Markets and the exercise of the Options, and will expire completely at the end of the Pops ROFR Period.

(iv)                            Subject to the following limitations, the Pops ROFR will apply to an Offer that includes markets within the [*], but only so long as more than [*]% of the Pops covered by the Offer fall outside the [*].  If the Pops ROFR applies to an Offer, the Pops ROFR will apply only to those markets covered by the Offer that fall outside the [*], except that the Pops ROFR will apply to the nine markets designated with an asterisk on Exhibit E hereto.  For example, if Lessor receives an Offer to lease GSAT Spectrum both inside and outside a [*], and more than [*]% of the Pops covered by the Offer fall outside the [*], the Pops ROFR will apply only to the geographic markets outside the [*] that are the subject of the Offer, and Lessee shall not have the right to nor shall it be obligated to exercise the Pops ROFR with respect to the geographic markets within the [*],except, in each case, to the extent the Offer applies to any of the nine markets designated with an asterisk on Exhibit E hereto.  During the Pops ROFR Period, so long as Lessee exercises the Deferred Pops and Options in compliance with Sections 10(a) and 10(b) hereof, Lessor must reserve for Lessee, and may not lease to any third party, GSAT Spectrum in markets outside the [*] that include at least 44,000,000 Pops in the aggregate.

(c)                                Lessor’s Referral Obligation.

(i)                                   Lessor will refer to Lessee opportunities from other rural operators of telecommunications services in the United States whose proposed service offering (as measured in Pops) is  more than [*]% outside the [*] (“Rural Operators”); provided, however, that beginning on the 90th day after such referral, Lessor will be free to negotiate and enter into agreements with any such Rural Operator that does not reach agreement in principle for the sublease of GSAT Spectrum from Lessee by such time, and beginning on the 120th day after such referral, Lessor will be free to negotiate and enter into agreements with any Rural Operator notified to Lessee in accordance with this subsection that has not entered into a definitive, binding agreement with Lessee for the sublease of GSAT Spectrum by such time.

(ii)                                If Lessee so elects by written notice to Lessor, any lease of GSAT Spectrum in geographic markets outside the [*], whether by Lessor or Lessee (by sublease of rights hereunder), to the Covered Operators (defined below) will be treated as either Deferred Pop Markets or Option Markets, as determined by Lessee at the time of election (if the Pops within such markets together with all Covered Markets at such time are equal to or less than [*]), or otherwise as Option Markets, for purposes of determining (A) the number of Pops available within the Deferred Pops Markets or the Option Markets and (B) Lessee’s satisfaction of its obligations under Section 10(a) or Lessee’s exercise of Options within the time periods required under Section 10(b).  If, during the period in which any Options remain unexercised and unexpired, Lessor leases any GSAT Spectrum outside the [*] to any Covered Operator (a “Covered Operator Lease”) for a total price, the NPV of which (determined pursuant to Section 10(b) above) exceeds the NPV of the payments for Deferred Pop Markets pursuant to Section 8(a) hereof (if selected by Lessee in accordance with the previous sentence) or the Option Lease Payments, as the case may be, on a per-MHz-Pop basis, as determined by Lessor in its good faith judgment, then (X) any such excess will be for the account of Lessee, and Lessor will pay the amount of such excess to Lessee upon its receipt thereof, as calculated by Lessor in its good faith judgment, and (Y) the markets leased pursuant to the Covered Operator Lease will be treated as Deferred Pop Markets or Option Markets, as the case may be, for purposes of determining the number of Pops available within the Deferred Pop Markets and Option Markets and Lessee’s exercise of Options within the time periods required under Section 10(b); provided, however, that the foregoing clause (X) shall apply only until the end of the Initial Term or the earlier termination of this Lease

Agreement, and shall only apply to the extent that the number of Pops covered by the Covered Operator Lease, together with the total Pops covered by all other Covered Operator Leases, Initial Markets, Deferred Pop Markets and Option Markets, does not exceed [*].  In addition, if Lessee reaches agreement with any third party regarding a sublease of GSAT Spectrum outside the [*] (“Subleased Spectrum”), but (i) the sublease is not permitted by law or (ii) the third party requires, as a condition to the effectiveness of the sublease, that it lease the Subleased Spectrum directly from Lessor, then the preceding two sentences will apply to any lease of the Subleased Spectrum by Lessor to such third party.  “Covered Operators” means the following entities and their affiliates: Embarq, Citizens Communications, CenturyTel, Qwest, Clearwire and Sprint.

(iii)                             If Lessee disagrees with any of Lessor’s good faith pricing determinations under subsection (c)(ii) above, Lessee may object to such determination only by delivering written notice of such objection to Lessor within 10 business days following Lessor’s delivery of notice of such determination to Lessee.  The Parties will thereafter negotiate in good faith in an attempt to resolve such disagreement.  If the Parties cannot reach agreement within 30 days after Lessee’s objection notice, the matter will be resolved by a panel of three independent industry experts pursuant to the process set forth in Section 7(c) hereof.

(iv)                            Subject to the limitations set forth therein, subsection (c)(ii) above will apply to a lease or sublease of GSAT Spectrum that includes markets within the [*].  In such case, subsection (c)(ii) will only apply to that portion of the lease or sublease that covers markets outside the [*]; provided, however, that in connection with its election described in the first sentence of subsection (c)(ii) above, Lessee may also elect to have any geographic markets within the [*] covered by such Covered Operator Lease treated as Option Markets for purposes of determining (A) the number of Pops available within the Option Markets and (B) Lessee’s exercise of Options within the time periods required under Section 10(b), but for no other purpose.  If Lessor and another operator sign a letter of intent or other similar preliminary agreement that contemplates the lease of GSAT Spectrum by Lessor to such operator, and any of the Pops to be covered by the proposed lease fall outside the [*], then Lessor will notify lessee of such preliminary agreement  within seven days and use reasonable best efforts to allow Lessee the opportunity to discuss with such operator the potential for Lessee to provide such operator with product and service solutions for its proposed service offering outside the [*]; provided, however, that this sentence shall not limit or preclude Lessor’s ability to enter into a definitive lease of GSAT Spectrum with any such operator, subject to Lessor’s compliance with Section 10(b)(iii) (to the extent applicable).

(v)                               For avoidance of doubt, any GSAT Spectrum leased by Lessor to a third party not in violation with the terms of this Lease Agreement shall not be available to Lessee for lease pursuant to this Lease Agreement (including without limitation Sections 10(a) and 10(b) hereof).

(d)                                [*]

(e)                                Other Commercial Arrangements.  Lessor and Lessee shall grant each other roaming agreements on their respective terrestrial systems and networks, consistent with the charges to other third parties utilizing comparable volumes, if and to the extent that Lessor deploys a terrestrial system and it is compatible with the System Lessee plans to develop.  Lessor and Lessee shall each have access to the other Party’s system and network under reasonable commercial terms including “most favored nations” pricing for comparable volumes.  The agreement granting such mutual access shall include a commitment of Lessor to provide, following the date of launch of Lessor’s second-generation satellites and ground infrastructure and the commencement of services over such satellites and ground infrastructure (the “Second Generation Start Date”), a promotional rate to Lessee’s customers within the Leased Territories at such time consisting of free satellite airtime on Lessor’s MSS system for a period of 90 days from the Second Generation Start Date.  In addition, Lessor agrees to offer to Lessee “most favored nations” pricing for comparable volumes of Lessor’s products and services for use over Lessor’s MSS system pursuant to Lessor’s standard commercial agreements.  Lessee shall be responsible for the costs of development of the equipment necessary to comply with the FCC’s “safe harbor” rule for ATC services.  Lessee shall be responsible for type certification for such equipment, and Lessor shall cooperate reasonably with Lessee in support of Lessee’s completion of such type certification.  For so long as Lessor remains in compliance with Section 10(k)(i) hereof, Lessee hereby grants to Lessor a royalty-free worldwide license to use all designs, methods and other intellectual property rights associated with the equipment developed by Lessee in connection with its service offering.  Such grant of license shall survive any termination of this Lease Agreement, notwithstanding anything to the contrary set forth in Section 14 hereof, and shall remain in force so long as Lessor remains in compliance with Section 10(k)(i) hereof.

(i)                                   Spectrum Pricing.  Lessor will not enter into any Covered Spectrum Lease (defined as follows) at a price that is, as determined by Lessor in its good faith judgment, more favorable than the price afforded to Lessee for the Initial Markets in this Lease Agreement, taking into account all aspects of this Lease Agreement and the Covered Spectrum Lease, including (as applicable) fixed prices for upfront purchases or deposits, fixed lease payments, variable lease payments, discount rates, CPI adjustments, and other relevant factors.  “Covered Spectrum Lease” means a lease of GSAT Spectrum for use in providing services in markets outside the [*].  If Lessee disagrees with any of Lessor’s good faith determinations under this subsection, Lessee may object to such determination only by delivering written notice of such objection to Lessor within 10 business days following Lessor’s delivery of notice of such determination to Lessee.  The Parties will thereafter negotiate in good faith in an attempt to resolve such disagreement.  If the Parties cannot reach agreement within 30 days after Lessee’s objection notice, the matter will be resolved by a panel of three independent industry experts pursuant to the process set forth in Section 7(c) hereof.

(f)                                  Beta Test.  As soon as practicable after Lessee selects the fundamental communications technology that it intends to use for the System, Lessee shall conduct a test (the “Beta Test”) of such communications technology in rural Colorado, in a specific geographic area jointly approved by the Parties (the “Beta Test Market”), to validate the technology in accordance with Lessor’s technical specifications.  The Beta Test will include no less than five base station transmitters, and will be designed so that upon its successful completion, the System will be ready for operational service for live customers.  Lessor shall provide Lessee with access to GSAT Spectrum in the Beta Test Market, subject to the requirements and limitations of the Communications Laws and Lessor’s and its affiliates’ obligations to their existing mobile satellite service subscribers, and Lessor shall use commercially reasonable efforts to obtain all required approvals and/or waivers from the FCC and any other necessary governmental bodies in order for Lessee to commence the Beta Test.  Based on findings from the Beta Test, the Parties will work together to develop the processes and procedures to be used for build out of the System within the Lessee Markets.  Lessee will be responsible for all costs incurred in connection with the Beta Test, except that Lessor will pay for the costs of its own employees and contractors (including their travel costs) that are needed to facilitate the Beta Test.  Lessee will use its best efforts to cause the technology tested in the Beta Test to function for its intended purpose and comply with all of Lessor’s technical specifications and all Communications Laws.

(g)                               Buffer Zones.  Recognizing the limits of technology, Lessor acknowledges that Lessee’s System within the Leased Territories may in certain

circumstances extend service up to a [*]-mile radius beyond the boundaries of the Leased Territories (the “Buffer Zones”).   Lessee will not be liable for payment for such Buffer Zones under this Lease Agreement except as specifically set forth herein.  Lessee will be responsible for coordinating service, negotiating interoperability agreements and avoiding interference with, any providers operating a system in areas adjacent to the Leased Territories, and under those circumstances, will be responsible for operating within the Leased Territory geographic boundaries.  Notwithstanding the foregoing, however, Lessee will use its best efforts to identify subscribers that reside beyond the boundaries of the Leased Territories but nonetheless use the System, and Lessee shall notify Lessor of these subscribers and Lessee shall be responsible for payment for such subscribers under this Lease Agreement (including, for avoidance of doubt, both Fixed Lease Payments and Variable Lease Payments) to the extent that the number of such subscribers exceeds either (i) [*]%) of the total number of subscribers then served by Lessee or (ii) with respect to any “place” (as defined in Section 1(a) hereof) [*]%) of the number of subscribers in any such Place within the Leased Territories.

(h)                               Build Out Milestones.  Lessee shall use its best efforts to cause the System to be completed and made operational for live customers in all Initial Markets within the time periods and in accordance with the milestones set forth on Exhibit G hereof (the “Build Out Milestones”) which Build Out Milestones shall be the same as those specified by the RUS as amended from time to time.  If Lessee fails to comply with the Build Out Milestones, and does not cure this failure within 90 days after Lessor provides written notice of such failure to Lessee, (or within such longer period to the extent required to effectuate a cure if promptly commenced and diligently pursued, but not longer than 180 days), then, if Lessor so elects, Lessee shall forfeit its Spectrum Usage Rights in the geographic markets which have not been completed and made operational in accordance with the Build Out Milestones (the “Forfeited Markets”).  Once forfeited, the GSAT Spectrum in a Forfeited Market may be used and/or leased by Lessor free of restriction under this Lease Agreement. In the event of any forfeiture of Spectrum Usage Rights under this Section, all unexercised Options shall immediately expire, and Sections 10(b)(iii), 10(c), 10(d)(i) and 10(e)(i) shall immediately terminate in their entirety on the effective date of such forfeiture.

(i)                                  Satisfaction of Conditions.  The Parties will cooperate with each other in good faith and exercise reasonable commercial efforts to satisfy the conditions to the Lease Commencement Date set forth in Section 9 hereof.

(j)                                  Additional Rights to Leased Spectrum.  If at any point during the term of this Lease Agreement, the Communications Laws permit the disaggregation of of the GSAT Spectrum such that use of the portion of the GSAT Spectrum applicable to the Leased Territories for the ORC Services could be transferred to a third person separately from the rest of the GSAT Spectrum, then the Parties shall promptly thereafter meet, negotiate in good faith, and exercise all commercially reasonable efforts in an attempt to provide Lessee with additional rights to the Leased Spectrum in the event of Lessor’s bankruptcy or insolvency (such potential additional rights to include, without limitation, a right to purchase such spectrum and/or a security interest in such spectrum or the proceeds of such spectrum or other related assets); provided, however, that this Section 10(j) shall not require Lessor to take any action that would be in conflict with any then existing loan agreement or other third person agreement, and there can be no assurance that the Parties will reach agreement on the grant of any additional rights to Lessee.

(k)                              Additional Rights of Lessee.

(i) Lessor shall not sell or otherwise transfer any portion of the Leased Spectrum applicable to the Lessee Markets (the “Transferred Spectrum”) without Lessee’s consent, except to a transferee who assumes Lessor’s obligations under and agrees to be bound by the terms of this Lease Agreement.

(ii) At any time following Lessor’s bankruptcy or insolvency, Lessee shall have the right, upon written notice to Lessor, to have the lease payments under this Lease Agreement adjusted on a prospective basis so that such lease payments are consistent with the fair market value of similar spectrum leases and of the underlying spectrum.  Following Lessor’s receipt of such notice, the Parties will negotiate in good faith in an attempt to agree on the appropriate lease payment adjustment consistent with the previous sentence.  If the Parties cannot reach agreement within 30 days after Lessee’s notice, the matter will be resolved by a panel of three independent industry experts pursuant to the process set forth in Section 7(c) hereof.

(iii) Lessee’s rights set forth in this Section shall not limit any other rights or remedies that it may have in the event of a breach of this Lease Agreement by Lessor.

11.                             Express Covenants and Agreements Relating to FCC Matters.

     Notwithstanding anything contained herein to the contrary, the Parties agree that the following provisions will apply:

(a)                                Lessee must comply at all times in all material respects with applicable rules set forth in the Communications Laws and any other requirement of law. This Lease Agreement may be revoked, cancelled or terminated by Lessor if Lessee fails to comply in all material respects with the applicable requirements and Lessee does not cure this failure within 30 days after Lessor provides written notice of such failure to Lessee;

(b)                                If any FCC License is revoked, cancelled, terminated or otherwise ceases to be in effect, Lessee has no continuing authority or right to use the Leased Spectrum covered by that FCC License unless otherwise authorized by the FCC, and Lessor shall have no liability to Lessee therefor;

(c)                                This Lease Agreement is not an assignment, sale or transfer of any FCC License itself;

(d)                                This Lease Agreement will not be assigned to any entity that is ineligible or unqualified to enter into a spectrum leasing arrangement under the Communications Laws; and

(e)                                In addition to the other requirements set forth herein, Lessor will not consent to an assignment of this Lease Agreement unless such assignment complies with applicable Communications Laws.

12.                               Representations, Warranties and Covenants.

(a)                                Each of the Parties hereto represents, warrants and covenants, as applicable, to the other that:

(i)                                   it is duly organized and in good standing under the laws of the jurisdiction of its organization;

(ii)                                it has full power and authority to carry out all of the transactions contemplated hereby;

(iii)                             it shall comply with all applicable laws, including the Communications Laws and local, state, and federal rules and regulations, governing the business, ownership, management and operations under this Lease Agreement; and

(iv)                            all requisite resolutions and other corporate authorizations necessary for its execution, delivery, performance and satisfaction of this Lease Agreement have been duly adopted and complied with; and

(v)                               this Lease Agreement is a valid and binding agreement, enforceable against it in accordance with the terms of this Lease Agreement.

(b)                                Lessor further represents and warrants to Lessee as follows, except as set forth on Exhibit H hereto:

(i)                                   Lessor is the exclusive holder of each of the FCC Licenses, free and clear of all liens, and no other person has any right, title or interest in or to any of the FCC Licenses.  The FCC Licenses have been granted to Lessor by Final Order and are in full force and effect. “Final Order” means action by the FCC or its staff acting under delegated authority as to which a) no request for stay by the FCC as applicable, of the action is pending, no such stay is in effect, and if any deadline for filing any such request is designated by statute or regulation, such deadline has passed; b) no timely petition for review, rehearing or reconsideration of the action is pending before the FCC, and the time for filing such petition has passed; c) the FCC does not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and  d) no appeal to a court, or request for stay by a court, of the FCC’s action, as applicable, is pending or in effect, and, if any deadline for filing any such appeal or request is designated by statute or rule, it has passed.

(ii)                                The term of such licenses is set forth in Part 1 of Exhibit A hereto.

(iii)                               There is not pending or, to the knowledge of Lessor, threatened against Lessor or any of the FCC Licenses, nor does Lessor know of any basis for, any application, action, formal complaint, claim, investigation, suit, notice of violation, petition, objection or other pleading, or any proceeding before the FCC or any other governmental body, against Lessor or any of the FCC Licenses, which questions or contests the validity of, or seeks the revocation, cancellation, forfeiture, non-renewal or suspension of, any of the FCC Licenses, or which seeks the imposition of any adverse modification or amendment thereof, or the payment of a material fine, sanction, penalty, damages or contribution in connection with its use, provided, however, that, the FCC has under consideration a proceeding in which Lessor may be required to share the portion of its spectrum between 1616 and 1618.25 MHz with Iridium.

(iv)                            All material documents required to be filed at any time by Lessor with the FCC or any other governmental body pursuant to FCC rules and policies with respect to each of the FCC Licenses have been timely filed or the time period for such filing has not lapsed, except where the failure to timely file or make such filing would not be material. All of such filings are complete and correct in all material respects. None of the FCC Licenses is subject to any conditions other than those appearing on its face and those imposed by FCC rules and policies. All amounts owed to the FCC in respect of each of the FCC Licenses have been timely paid and, as of the date hereof, no further amounts are due to the FCC in respect of any of the FCC Licenses.

(v)                               Lessor is in compliance in all material respects with all laws, rules and regulations applicable to the FCC Licenses, and has complied in all material respects with the terms and conditions of the FCC Licenses. Lessor has not received written notice of any complaint or order filed alleging any material non-compliance with respect to any such laws, rules or regulations, in each case to the extent applicable to each of the FCC Licenses.

(c)                                Lessee further represents and warrants to Lessor that it possesses all the requisite qualifications (including those relating to ownership and character) under the Communications Laws to be a lessee as contemplated in this Lease Agreement.

13.                             Indemnification.

(a)                                Indemnification by Lessee. If Lessee breaches any of its representations, warranties, covenants, agreements or obligations contained herein, then Lessee shall indemnify Lessor and its affiliates and their respective directors, officers, agents, successors and assigns from and against the entirety of any loss, cost, obligation, liability, settlement, payment, award, judgment, fine, penalty, damage, expense, or other charge (collectively, “Losses”) or reasonable fees or expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against under Section 13(a) hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals) (collectively, “Expenses”), any such person may incur prior to, through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach), or such claim, action, suit or proceeding.

(b)                                Indemnification by Lessor. If Lessor breaches any of its representations, warranties, covenants, agreements or obligations contained herein, then Lessor shall indemnify Lessee and its affiliates and their respective directors, officers, agents, successors and assigns from and against the entirety of any loss, cost, obligation, liability, settlement, payment, award, judgment, fine, penalty, damage, expense, or other charge (collectively, “Losses”) or reasonable fees or expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against under Section 13(b) hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals) (collectively, “Expenses”), any such person may incur prior to, through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach), or such claim, action, suit or proceeding.

(c)                                Damages Limitation. No Indemnified Party (as defined below) shall be entitled to receive any special, punitive, incidental or consequential damages in connection with any claim pursuant to this Section 13 or this Lease Agreement generally; provided, however, that the foregoing shall not limit a Party’s right to reimbursement of any such amounts that such Party is required to pay to a third party.

(d)                                Notice of Claims. Any Party (the “Indemnified Party”) seeking indemnification under this Section 13 shall give to the Party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Lease Agreement or any agreement, document or instrument executed pursuant hereto or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; and provided, further, that failure to give such timely notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure. After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Section 13 shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; or (ii) by a final judgment or decree of any court of competent jurisdiction. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken have been finally determined. The Parties shall proceed in the manner and subject to the limitations in this Section 13 with respect to all matters covered by Sections 13(a) and 13(b). The Indemnified Party shall have the burden of proof in establishing the amount of Losses and Expenses suffered by it.

(e)                                Third Person Claims. In any third person claim, action or suit against any Indemnified Party, then the Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such third person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder if the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnitor has an obligation to provide indemnification to the Indemnified Party in respect thereof, and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnitor has so elected to conduct and control the defense thereof. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless the Indemnified Party shall have sought the consent of the Indemnitor to such payment, settlement or compromise and such consent was unreasonably withheld, in which event no claim for indemnity therefor hereunder shall be waived.  Notwithstanding the foregoing, Lessor shall be entitled to control the defense of any claim, action or suit which could result in the suspension or revocation of any FCC License.

(f)                                  Exclusive Remedy. The Parties acknowledge and agree that their sole and exclusive remedy for monetary damages with respect to any and all claims under this Lease Agreement (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Section 13.

14.                             Termination.

(a)                                Automatic Termination. The term of the lease of GSAT Spectrum pursuant to this Lease Agreement will automatically terminate:

(i)                                   at the expiration of the Initial Term (unless renewed) or the Renewal Term;

(ii)                                on a date mutually agreed to in a writing executed by Lessor and Lessee;

(iii)                             on the effective date set forth in any order by the FCC (or other governmental body) revoking, canceling or otherwise terminating or failing to renew any FCC License or this Lease Agreement; or

(iv)                            upon the filing of any petition by or against Lessee under any present or future section or chapter of the Bankruptcy Code or under any similar law or statute of the United States or any state thereof (which, in the case of an involuntary proceeding, is not permanently discharged, dismissed, stayed, or vacated, as the case may be, within sixty (60) days of commencement), or if any order for relief shall be entered against Lessee in any such proceedings.

(b)                                If any part of the Leased Spectrum is lawfully reclaimed or taken, subjected to sharing obligations that are incompatible with the provision by Lessee of the services contemplated by this Lease Agreement (“Sharing Obligations”) by the FCC or any other governmental body, then Lessee may terminate this Lease Agreement, but only with respect to that portion of the Leased Spectrum that is reclaimed as of the date when title to the Leased Spectrum vests in the FCC or such governmental body or is subjected to a sharing obligation (a “Partial Termination”).  The provisions of this Lease Agreement shall be deemed to be adjusted automatically in such event to apply only to the Leased Spectrum not so reclaimed or shared.  In the event of any such automatic partial termination, any Fixed Lease Payment will be prorated accordingly based on the actual date of such termination and the MHz of Leased Spectrum available for use by Lessee, as set forth on Exhibit D.  If any part of the Leased Spectrum is lawfully reclaimed or taken, subjected to Sharing Obligations by the FCC or any other governmental body and as a result of such event Lessee is not legally able to use at least [*] MHz of the S-band spectrum granted hereby, then Lessor and Lessee shall promptly meet and discuss whether any actions can be taken that would allow Lessee to continue to provide the ORC Services in the Leased Territories as contemplated by this Lease Agreement.  If the Parties have not agreed on a solution within 30 days following such meeting, Lessee may terminate its lease of GSAT Spectrum pursuant to this Lease Agreement.

(c)                                Termination by Lessor. The term of the lease of GSAT Spectrum pursuant to this Lease Agreement may be terminated by Lessor:

(i)                                   if Lessor provides written notice to Lessee that Lessee has materially breached its representations, warranties, covenants, obligations or other agreements contained in this Lease Agreement; provided that Lessee has failed to cure such breach within thirty (30) days from the date of its receipt of the notice specified in this subsection (or such longer period to the extent required to effectuate cure if promptly commenced and diligently pursued, but not longer than 90 days); and provided further that Lessor (A) specifies in such notice the representation, warranty, covenant, obligation or other agreement of which it regards Lessee to be in material breach, and (B) is not itself in material breach of its representations, warranties, covenants, obligations or agreements contained herein;

(ii)                                immediately if the Lessee becomes insolvent, makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors;

(iii)                             if, following the Lease Commencement Date, the FCC requires alterations to the terms of this Lease Agreement that would materially alter

Lessor’s rights or obligations hereunder and the Parties hereto are unable in good faith to negotiate substitute terms which provide substantially equivalent rights and obligations as are provided hereunder ;

(iv)                            if Lessor, in the exercise of its sole discretion, determines that the System or any part thereof is in material non-compliance with the Communications Laws and that Lessee is unable or unwilling to remedy such material non-compliance within thirty (30) days after notice thereof; provided, however, Lessee hereby agrees that, as an alternative to terminating this Lease Agreement, Lessor may, in its sole discretion, seek to compel Lessee to take such action as is necessary to remedy any such violations that can be remedied with commercially reasonable action and at commercially reasonable expense; or

(v)                               if Lessee’s technology fails to function for its intended purpose as such purpose is reflected in the business plan that Lessee has submitted to th RUS or fails to comply in all material respects with the Communications Laws at the conclusion of the Beta Test, or if Lessee is not legally able to use at least [*] MHz of Lessor’s S-band spectrum or the System cannot be operated for its  intended purpose due to third party interference; provided that (A) Lessor has complied its obligations relating to the Beta Test set forth in Section 10(f), and (B) Lessor notifies Lessee of its intent to terminate the Lease Agreement within 90 days after the conclusion of the Beta Test.

(d)                                Termination by Lessee. The term of the lease of GSAT Spectrum pursuant to this Lease Agreement may be terminated by Lessee:

(i)                                   if Lessee provides written notice to Lessor that Lessor has materially breached its representations, warranties, covenants, obligations or other agreements contained in this Lease Agreement; provided that Lessor has failed to cure such breach within thirty (30) days from the date of its receipt of the notice specified in this subsection (or such longer period to the extent required to effectuate cure if promptly commenced and diligently pursued, but not longer than 90 days); and provided further that Lessee (A) specifies in such notice the representation, warranty, covenant, obligation or other agreement of which it regards Lessor to be in material breach, and (B) is not itself in material breach of its representations, warranties, covenants, obligations

(ii)                                if, following the Lease Commencement Date, the FCC requires alterations to the terms of this Lease Agreement that would materially alter Lessee’s rights or obligations hereunder and the Parties hereto are unable in good faith to negotiate substitute terms which provide substantially equivalent rights and obligations as are provided hereunder;

(iii)                             if Lessee’s technology fails to function for its intended purpose as such purpose is reflected in the business plan that Lessee has submitted to the RUS or such technology fails to comply in all material respects with the Communications Laws at the conclusion of the Beta Test, or if Lessee is not legally able to use at least [*] MHz of Lessor’s S-band spectrum or the System cannot be operated for its  intended purpose due to third party interference; provided that (A) Lessee has used its best efforts to cause such technology to function for its intended purpose and comply with Communications Laws, and Lessee has otherwise complied with its obligations relating to the Beta Test set forth in Section 10(f), and (B) Lessee notifies Lessor in writing of its intent to terminate the Lease Agreement within 90 days after the conclusion of the Beta Test; or

(iv)                            if a material part of the Leased Spectrum is lawfully reclaimed or taken or subjected to Sharing Obligations by the FCC or any other governmental body, and as a result of such event the RUS invokes their right to cease or suspend funding due to such event under the financing documents referred to in Section 9 (d) of this Lease Agreement, and does in fact declare a default and ceases to provide required funding to Lessee for at least a 30-day period.

(e)                                Termination by Either Party if Conditions are not Met.  If the conditions to the Lease Commencement Date have not been satisfied by [*], then either Party may elect to terminate the lease of GSAT Spectrum pursuant to this Lease Agreement by sending written notice to the other Party within five days after [*] (the “Termination Notice”).  Such termination will take effect [*] days after the date of the Termination Notice, if the Lease Commencement Date has not occurred, or the FCC has not approved this Lease, as applicable, by the end of such [*] day period.  The election to terminate under this subsection (e) shall not be available to any Party who is in breach of any of its obligations under the Lease Agreement at such time.

(f)                                  Notification of Lease Agreement Termination. Within ten (10) days following the Termination Date, the Lessor will prepare and submit a notification to the FCC consistent with the Communications Laws informing the FCC of the termination of this Lease Agreement.

(g)                               Effect of Termination. In the event of termination of the lease of GSAT Spectrum pursuant to this Lease Agreement, except as otherwise set forth in this Section, all rights and obligations of the Parties under this Lease Agreement will terminate without any further liability of any Party to any other Party (except for any liability of any Party then in willful breach of its covenants, representations, warranties, obligations or agreements hereunder, and except for Lessee’s payment obligations pursuant to Section 8 to the extent that such payment obligations arose prior to the effective date of termination). Without limiting the generality of the foregoing, if the termination date occurs as a result of an FCC License being revoked, cancelled, terminated, or if the FCC License otherwise ceases to be in effect, the Lessee will have no continuing authority to use the Leased Spectrum covered by that FCC License, unless otherwise authorized by the FCC. Notwithstanding anything herein to the contrary, the provisions hereof relating to termination, indemnification, dispute resolution and confidentiality shall expressly survive the termination of this Lease Agreement.

15.                             Miscellaneous.

(a)                                Confidentiality. Except for information (i) required to be disclosed in the Lease Agreement Application, (ii) required to be disclosed by law or by rule of a national securities exchange, (iii) disclosed in a press release agreed to by each Party or (iii) requested by the FCC, no Party will disclose the terms of this Lease Agreement without the other Party’s written consent to any other person or entity, other than to each such Party’s affiliates, officers, directors, attorneys, accountants and employees involved in the transactions contemplated hereby or in operation of the System, and only then on the condition that such individuals agree in writing not disclose the information disclosed to them. Notwithstanding the foregoing, either Party may disclose any information contained in the FCC Filing once such FCC Filing has been filed with the FCC. The Parties will implement commercially reasonable measures to ensure that competitive or sensitive information relating to the separate business operations of one Party are not inadvertently disclosed to the other Party. In the event, however, such information is inadvertently received by either Lessor or Lessee with respect to the other, the receiving Party will take commercially reasonable and appropriate steps to prohibit the disclosure or use of any such information that may have been inadvertently obtained as a result of the provision of services under this Lease Agreement to any employee or agent of the receiving Party or an Affiliate thereof involved in any manner with the separate business operations of the receiving Party, or any third party.  In addition, notwithstanding the foregoing, Lessee may share this Agreement with the Rural Utilities Service during its final loan application review, and with potential investors or other partners and advisors for the purpose of completing its financing that is required as a condition to the Lease Commencement Date; provided that (x) any such non-governmental party must agree in writing in advance not to disclose this Lease Agreement or the information herein to any other party without Lessor’s prior written consent, (y) the Parties request confidential treatment from any governmental agency, and (z) Lessee must provide Lessor with at least 72 hours (not including weekends or holidays) advance notice of the disclosure and allow Lessor to review and comment on the disclosure, and Lessee must take any actions reasonably requested by Lessor to revise the disclosure.  Subject to the foregoing provisions, each Party expressly agrees to maintain communications from the other Party pursuant to or in connection with this Lease Agreement in confidence so that the other Party may rely on the safe harbor provisions of Rule 100(b)(2)(ii) of Regulation FD with respect to such communications.

(b)                                Dispute Resolution. The Parties agree to work together to resolve disputes that may arise between them regarding this Agreement. To the extent they are unable to resolve the dispute, they will escalate the issue to the following designated officers of each Party: the chief executive officer, or another senior executive officer designated by the chief executive officer, for the Lessor, and the chief executive officer, or another senior executive officer designated by the chief executive officer, for the Lessee. If the Parties still cannot reach agreement, either Party may invoke the arbitration provisions contained herein. Disputes shall be subject to the

Commercial Arbitration Rules of the American Arbitration Association or pursuant to such other provider of arbitration services or rules as the Parties may agree. Each arbitration will be conducted by a single arbitrator and will be held at a location to be agreed upon by the Parties within Santa Clara County, California. The arbitrator will be selected by the joint written consent of the Parties.  If the Parties cannot agree on an arbitrator within thirty (30) days of a demand for arbitration, each Party shall select one proposed arbitrator, and the arbitrator for the dispute will be selected by the joint written consent of the two proposed arbitrators selected by Lessor and Lessee.  The Parties will request that the arbitration hearing commence within sixty (60) days of the demand for arbitration. The arbitrator will control the scheduling so as to process the matter expeditiously. The Parties may submit written briefs upon a schedule determined by the arbitrator. The Parties will request that the arbitrator rule on the dispute by issuing a written opinion within thirty (30) days after the close of hearings. The Federal Arbitration Act, 9 U.S.C. §§ 1-16, not state law, shall govern the arbitrability of all disputes. The arbitrator will have no authority to award punitive damages, exemplary damages, consequential damages, multiple damages, or any other damages not measured by the prevailing party’s actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of the Agreement. The arbitrator shall be knowledgeable of telecommunications issues. The times specified in this Section 15(b) may be extended or shortened upon mutual agreement of the Parties or by the arbitrator upon a showing of good cause. Each Party will bear its own costs of these procedures, including attorneys’ fees. The Parties will equally split the fees of the arbitration and the arbitrator. The arbitrator’s award shall be final and binding and may be entered in any court having jurisdiction thereof. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The Parties agree that the arbitration process set forth in this Section 15(b) shall be the exclusive means of resolving any dispute regarding this Agreement, except that this Section 15(b) shall not apply to a Determination pursuant to Section 7(c) hereof, and nothing herein shall limit the right of either Party to seek injunctive relief from a court of competent jurisdiction pursuant to Section 15(m) hereof.

(c)                                No Public Announcement; Press Releases. No Party will, without the approval of the other, make any press release or other public announcement (other than as required by law or the rules of a national securities exchange) concerning the transactions contemplated by this Lease Agreement.

(d)                                Notices. All notices or other communications which are required or permitted hereunder will be in writing and sufficient if delivered by registered or certified mail, postage pre-paid, by courier or overnight carrier, or by facsimile transmission (confirmed in hard copy by registered or certified mail or courier or overnight carrier) to the person or entities at the addresses set forth below (or at such other address as may be provided hereunder), and will be deemed to have been delivered as of the date so delivered:

If to Lessor:

Globalstar, Inc.

461 South Milpitas Blvd., Building 5

Milpitas, CA 95035

Attention: CEO and General Counsel

Telephone: 408-933-4000

Facsimile:

With a copy to (which will not constitute notice):

Taft Stettinius & Hollister LLP

425 Walnut Street, Suite 1800

Cincinnati, OH 45202

Attention: [*]

Telephone: [*]

Facsimile: [*]

If to Lessee:

Open Range Communications, Inc.

6465 South Greenwood Plaza Blvd., Suite 820

Centennial, CO 80111

Attention: CEO

Telephone: 303-376-2111

Facsimile:

With a copy to (which will not constitute notice):

Drinker Biddle & Reath LLP

1500 K Street, N.W.

Washington, DC 20005-1209

Attention: [*]

Telephone: [*]

Facsimile: [*]

or to such other address or addresses as may hereafter be specified by notice given by any of the above to the others. Notices given by United States certified mail as aforesaid will be effective on the third business day following the day on which they are deposited in the mail. Notices delivered in person or by overnight courier will be effective upon delivery. Notices given by facsimile will be effective when transmitted, provided facsimile notice is confirmed by telephone and is transmitted on a business day during regular business hours.

(e)                                Successors and Assigns; Sublease Rights.

(i)                                   This Lease Agreement and the rights and obligations of Lessee hereunder may be assigned by Lessee only if Lessee is in compliance with all of its obligations under the Lease Agreement at such time, and only with the prior written consent of Lessor, which consent will not be unreasonably withheld.  Any merger of Lessee into a third party, or any direct or indirect change in ownership of Lessee in excess of [*]% of Lessee’s voting or capital interest (other than in connection with Lessee’s initial financing contemplated by Section 9(d) hereof), shall be deemed to be an assignment of this Lease Agreement and shall require Lessor’s consent in compliance with this subsection; provided, however, that the foregoing [*]% limit shall not apply (but prompt notice to Lessor shall be required) in the case of an acquisition of voting and/or capital interests in Lessee by one or more experienced and reputable financial investors, so long as none of the financial investors owns more than [*]% of the equity securities of, operates or is directly or indirectly affiliated with an operator of satellite communications facilities or any owner of spectrum assets has the potential to use such spectrum assets to provide ATC service as defined by the current FCC rules.

(ii)                                Subject to subsection (v) below, Lessee shall be permitted to sublease any Spectrum Usage Rights granted pursuant to the Options without Lessor’s consent, so long as Lessee provides at least 30 days’ prior written notice to Lessor of Lessee’s intent to sublease, including the name of the sublessee and the geographic markets to be covered by the sublease, and so long as Lessee remains liable for all of its obligations under this Lease Agreement (including, without limitation, those relating to any Spectrum Usage Rights subleased).  Except as provided in the preceding sentence, Lessee shall not sublease any other Spectrum Usage Rights granted hereunder without Lessor’s prior written consent, which consent will not be unreasonably withheld.

(iii)                             Without limiting the foregoing, Lessor shall not be required to consent to any proposed assignment or sublease of this Lease Agreement by Lessee to any party who, as determined in Lessor’s sole discretion, is either (A) not sufficiently creditworthy to meet the payment and indemnity obligations under this Lease Agreement, or (B) an actual or potential competitor of Lessor.

(iv)                            To the extent that Lessor consents to any assignment by Lessee, or Lessee otherwise assigns its rights hereunder as permitted hereby, such assignee shall execute a written agreement pursuant to which it agrees to be bound by all of the terms and conditions of this Lease Agreement applicable to Lessee. In such event, Lessor and the assignee shall timely prepare and file the appropriate FCC application or notification consistent with applicable requirements of the Communications Laws, and any such assignment shall not become effective until any required FCC consents have been obtained or the applicable waiting periods, if any, have elapsed.

(v)                               Anything to the contrary in this Lease Agreement notwithstanding, in no event shall Lessor be deemed to have consented to an assignment, and no assignment, sublease, sublicense or other grant of Spectrum Usage Rights by Lessee shall be permitted if it is (i) not in compliance with the Communications Laws and any other applicable laws; (ii) made to a person or entity that is ineligible or unqualified to enter into a spectrum leasing arrangement under the

Communications Laws; or (iii) with respect to an assignment only, made to a person or entity not in privity with Lessor.

(vi)                            During the term of this Lease Agreement, Lessor shall have the right and ability, without the consent of, but only after notice to, Lessee, to assign its rights and obligations under this Lease Agreement or, subject to Lessee’s rights hereunder, sell, transfer, assign, pledge or otherwise dispose of any FCC License.

(f)                                  Entire Agreement; Amendments. This Lease Agreement, and all exhibits and schedules referred to herein (which are incorporated herein and made a part of this Lease Agreement by reference) and the documents delivered pursuant hereto, contain the entire understanding of the Parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements or understandings among Lessor and Lessee with respect to the rights and performances contemplated herein (including without limitation, the Preliminary Agreement between the Parties [*]). This Lease Agreement will not be amended, modified or supplemented except by a written instrument signed by authorized representatives of the Lessor and the Lessee.

(g)                               Waivers. No failure by either Party to exercise, and no delay by either Party in exercising, any right or remedy under this Lease Agreement will constitute a waiver of such right, remedy or any other right or remedy under this Lease Agreement. Any waiver by either Party of any right or remedy under this Lease Agreement will be limited to the specific instance and will not constitute a waiver of such right or remedy in the future or of any other right or remedy hereunder.

(h)                               Expenses. Except as otherwise set forth herein, each Party hereto will pay all of its own costs and expenses incident to its negotiation and preparation of this Lease Agreement and the consummation of the transactions contemplated hereby, including the fees, expenses and disbursements of its counsel and advisors. Notwithstanding the above, in the event any Party brings an action in connection with the performance, breach or interpretation of this Lease Agreement, the prevailing Party in any such action will be entitled to recover from the losing Party all reasonable costs and expenses of such action, including attorneys’ fees.

(i)                                  Construction and Interpretation. No Party will be deemed to be the draftsman hereof. Accordingly, neither this Lease Agreement nor any uncertainty or ambiguity herein will be conclusively construed or resolved against any Party hereto, whether under any rule of construction or otherwise. This Lease Agreement has been reviewed, negotiated and accepted by all Parties. The Parties intend for the rights and obligations hereunder to be enforced and performed on a market-specific basis if it is appropriate in context to do so.  Whenever this Lease Agreement refers to “at least” a specific minimum amount of MHz of spectrum, this minimum amount will be deemed to have been satisfied if the actual amount of MHz of spectrum approved or available for use, as applicable, is at least ninety-one and three-tenths percent of the specific amount expressed.  Any capitalized term used in any schedule or exhibit hereto but not otherwise defined therein, shall have the meaning ascribed to such term in this Lease

Agreement.  Unless the context clearly requires otherwise, whenever the words “include”, “includes”, “including”, “such as”, or terms of similar meaning, are used in this Lease Agreement, they shall be deemed to be followed by the words “without limitation”.  The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The definitions contained in this Lease Agreement are applicable to the singular as well as the plural forms of such terms.

(j)                                  Execution in Counterparts. This Lease Agreement may be executed in one or more counterparts which may be delivered by facsimile, each of which will be considered an original instrument, but all of which will be considered one and the same agreement, and will become binding when one or more counterparts have been signed by each of the Parties hereto and delivered to each of the other Parties hereto.

(k)                              Governing Law. This Lease Agreement will be governed by, enforced and construed in accordance with the laws of the State of Delaware without regard to conflicts of law principles.

(l)                                  Reserved.

(m)                            Specific Performance. Notwithstanding anything herein to the contrary, if either Lessor or Lessee fails to perform any of its obligations under this Lease Agreement, the aggrieved Party shall have the right, in addition to all other rights or remedies, to seek specific performance of the terms hereof.

(n)                               Headings. Subject headings are included for convenience only and will not affect the interpretation of any provisions of this Lease Agreement.

(o)                                Document Inspection. Each Party will retain a duly-executed copy of this Lease Agreement (including any amendments thereto) in its files, and will, subject to the confidentiality provisions hereof, provide the FCC or any other governmental body with a photocopy of those portions of this Lease Agreement to the extent requested.

(p)                                Severability. Should any court or agency determine that this Lease Agreement or any provision of this Lease Agreement is invalid, or if the FCC amends its rules or adopts policies that materially affect this Lease Agreement, the Parties agree to use their commercially reasonable efforts to negotiate modifications to this Lease Agreement such that the Lease Agreement is valid and effectuates the intent of the Parties.

(q)                                No Partnership. Nothing contained in this Lease Agreement will be deemed to create a partnership or joint venture between the Parties.

(r)                                Interpretation; Reformation. This Lease Agreement and any other documents and agreements between the Parties referred to herein shall be construed in all respects to comply with all applicable laws, including without limitation the

Communications Laws.  If, notwithstanding the foregoing, the FCC determines that this Lease Agreement is inconsistent with the terms and conditions of the FCC Licenses or the Communications Laws, the RUS determines that this Lease Agreement is inconsistent with or does not meet the rules and requirements of that agency or if any governmental body alters the permissibility of this Lease Agreement subsequent to the date of this Lease Agreement under the requirements of law, then the Parties agree to use commercially reasonable efforts to modify this Lease Agreement as necessary to cause this Lease Agreement (as modified) to comply with such new requirements of law and to preserve to the extent possible the economic arrangements set forth in this Lease Agreement.

(s)                                Further Assurances. Each Party will execute and deliver such further documents and take such further actions as the other Party may reasonably request consistent with the provisions hereof in order to effect the intent and purposes of this Lease Agreement.

16.                               Definitions.

Following is a list of certain defined terms used in this Lease Agreement, together with the place in this Lease Agreement where the definition of each such term can be found:

“ATC” – See the recitals to this Lease Agreement.

 “Beta Test” – See Section 10(f).

“Beta Test Market” – See Section 10(f).

“Blanket License” – See Section 3(b).

“Buffer Zones” – See Section 10(g).

“Build Out Milestones” – See Section 10(h).

“Claim Notice” – See Section 13(d).

“Communications Laws” – See the recitals to this Lease Agreement.

“Covered Markets” – See Section 10(b)(iii).

“Covered Operators” – See Section 10(c)(ii).

“Covered Operator Lease” – See Section 10(c)(ii).

“Covered Spectrum Lease” – See Section 10(e)(i).

“Determination” – See Section 7(c).

“Down Payments” – See Section 8(a)(i).

“Deferred Pop Markets” – See Section 10(a)(i).

“Escalation Date” – See Section 8(a)(ii).

“Exclusivity Period” – See Section 10(d)(i).

“Expenses” – See Section 13(a).

“FAA” – See Section 2(a)(ii).

“Facility Filing” – See Section 6(b).

“FCC” – See the recitals to this Lease Agreement.

“FCC Filing” – See Section 6(a).

“FCC License” – See the recitals to this Lease Agreement.

“Final Order” – See Section 12(b).

“Fixed Lease Payments” – See Section 8(a)(i).

“Forfeited Markets” – See Section 10(h).

“GSAT Spectrum” – See the recitals to this Lease Agreement.

“Indemnified Party” – See Section 13(d).

“Indemnitor” – See Section 13(d).

“Initial Markets” – See Section 1(a).

“Initial Term” – See Section 7(a).

“Lease Commencement Date” – See Section 7(a).

“Lease Filing” – See Section 6(a).

“Leased Spectrum – See Section 1(a).

“Leased Territories” – See the recitals to this Lease Agreement.

“Lessee” – See the initial paragraph of this Lease Agreement.

“Lessee Markets” – See Section 10(a)(iv).

“Lessor” – See the initial paragraph of this Lease Agreement.

“Losses” – See Section 13(a).

 “NPV” – See Section 10(b)(ii).

“Offer” – See Section 10(b)(iii).

“Option” – See Section 10(b)(i).

“Option Lease Payments” – See Section 10(b)(ii).

“Option Market” – See Section 10(b)(i).

“ORC Services” – See Section 10(b).

“Partial Termination” – See Section 14(b).

“Party” – See the initial paragraph of this Lease Agreement.

“place” – See Section 1(a).

“Pops” – See Section 1(a).

“Pops ROFR” – See Section 10(a)(iii).

“Pops ROFR Period” – See Section 10(a)(iii).

“Renewal Term” – See Section 7(b).

“Representatives” – See Section 10(d)(i).

“ROFR Markets” – See Section 10(b)(iii).

“Rural Operators” – See Section 10(c)(i).

“RUS” – See Section 10(d)(i).

“Sharing Obligations” – See Section 14(b).

“Spectrum Usage Rights” – See Section 1(a).

“Subleased Spectrum – See Section 10(c)(ii).

“System” – See the recitals to this Lease Agreement.

“System Equipment” – See Section 2(b).

“Termination Notice” – See Section 14(e).

[*]

“Variable Lease Payments” – See Section 8(a)(ii).

“Waiver Filings” – See Section 6(a).

[remainder of this page intentionally left blank — signature page follows]

     IN WITNESS WHEREOF, the Parties hereto have caused this Lease Agreement to be executed on the day and year first above written.

LESSOR

GLOBALSTAR LICENSEE LLC

By:	/s/ Fuad Ahmad

Name:	Fuad Ahmad

Title:	VP & CFO

 LESSEE

OPEN RANGE COMMUNICATIONS, INC.

By:	/s/ William S. Beans, Jr.

Name:	William S. Beans, Jr.

Title:	CEO